EXHIBIT 10(e)(27)

Annual Performance Incentive Plan for 2019 (2019 APIP)

Under the 2019 APIP (renamed Management Incentive Program for 2019 (2019 MIP)), executive officers of the Company are eligible to receive performance related cash payments. Payments are, in general, only made if performance objectives established by the Compensation Committee of the Board of Directors (the Committee) are met.

The Committee previously approved incentive opportunities for 2019, expressed as a percentage of base salary for each participating officer. The Committee also established overall threshold, target and maximum performance metrics and payout ranges for the 2019 APIP. Financial performance measures and weightings were: Absolute Revenue (unadjusted for currency) (weighted at 25%), Adjusted Operating Margin (weighted at 25%) and Free Cash Flow (weighted at 25%). Additionally, the Committee had established an opportunity for an individual, corporate or group non-financial/operational performance component (weighted at 25%) which was split evenly among the first three measures. The Committee maintains the authority to increase or decrease an award based on individual performance.

The performance against the 2019 APIP goals was as follows: Absolute Revenue was below threshold, Operating Margin was between threshold and target, and Free Cash Flow was above maximum.